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                                                                       EXHIBIT 5


May 22, 2002



Famous Dave's Of America, Inc.
7657 Anagram Drive
Eden Prairie, MN  55344


         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted on behalf of Famous Dave's of America, Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to an additional 450,000 shares of Common Stock, $.01 par value, issued or to be issued by the Company (the "Shares"), pursuant to the terms of the Company's 1997 Employee Stock Option Plan, as amended (the "Plan"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,


                                          /s/ Maslon Edelman Borman & Brand, LLP



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